Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Forms S-3 (File Nos. 333-121520, 333-107536, 333-87588, 333-51540, 333-82219, 33-64105, 33-58919, 33-53409, and 33-50985) and Registration Statement on Form S-4 (File No. 333-145054) of HCA Inc. of our reports dated March 26, 2008, with respect to the consolidated financial statements of HCA Inc. and the effectiveness of internal control over financial reporting of HCA Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ ERNST & YOUNG LLP

Nashville, Tennessee
March 26, 2008